MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Bestgopher, Inc.

We consent to the use of our report dated March 15, 2018 with respect to the financial statements of Bestgopher, Inc. as of November 30, 2017 and the related statements of operations, shareholders’ equity and cash flows for the period from October 11, 2017 (inception) through November 30, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

May 15, 2018

/S/ Michael Gillespie & Associates, PLLC